Exhibit 10.1
Alkermes Fiscal Year 2009 Reporting Officer Performance Pay Plan
The Alkermes Fiscal Year 2009 Reporting Officer Performance Pay Plan (the “Plan”) includes the following elements:
•	Our Philosophy

•	Eligibility

•	Performance Period Company Objectives

•	Individual Performance Pay Targets

•	Individual Performance

•	Size of Company Performance Pay Pool
Our Philosophy
We believe in a pay-for-performance approach that combines individual and Company performance with compensation to reward employees for the work they do to achieve Company goals. This Plan is designed to:
•	provide upside reward for outstanding Company and individual performance

•	motivate the reporting officers to focus on and work together toward achieving Company and individual goals

•	be competitive within our industry
Eligibility
Company reporting officers are eligible to participate in the plan. As of April 1, 2008, the following reporting officers are eligible to participate in the Plan:
•	Chairman of the Board of Directors

•	Chief Executive Officer and President

•	Senior Vice President, Chief Financial Officer and Treasurer

•	Senior Vice President, Corporate Development

•	Senior Vice President, General Counsel and Secretary

•	Senior Vice President, Research and Development and Chief Medical Officer

•	Senior Vice President, Chief Operating Officer
The Performance Period under the Plan consists of the twelve month period from April 1, 2008 to March 31, 2009. Performance Pay awards will be paid prior to two and one half months after the end of the Performance Period.
Performance Period Company Objectives
Objective 1
Successfully commercialize Vivitrol™
Objective 2
Build and enhance our proprietary portfolio

Objective 3
Hit our financial targets
The Compensation Committee of the Board of Directors reserves the right to modify the above objectives at any time during the course of the Performance Period in response to changing business goals, needs and operations.
Individual Performance Pay Targets
An individual performance pay range and target as a percentage of base salary will be established by the Compensation Committee for each of the reporting officers and shall be based generally on comparable market data. Performance pay awards are to be pro-rated based on the number of days employed in the Performance Period.
Individual Performance
Each individual’s performance pay award under the Plan will be determined by the Compensation Committee of the Board of Directors of the Company. Individual performance against the Company objectives affects the determination of each individual’s performance pay award relative to that individual’s target performance pay amount. The CEO of the Company shall provide the Compensation Committee with recommendations regarding the performance pay for the Senior Vice Presidents. The percentage of base salary represented by each performance pay award granted under the Plan shall fall within the target performance pay range.
Size of Performance Pay Plan Pool
The size of the overall performance pay pool under the Plan shall be determined in the absolute discretion of the Compensation Committee. The size of the overall performance pay pool under the Plan will equal the aggregate of the individual performance pay awards determined by the Compensation Committee under the Plan.